CHRISTENSEN RANCH AGREEMENT

THIS AGREEMENT made and entered into as of the 30 day of October, 2006.

BETWEEN:                  George Hartman, of 1220 Elkhorn Valley Drive, Casper, Wyoming, 82609, U.S.A.

(herein called “Hartman”)

OF THE FIRST PART

AND:                              Uranerz Energy Corporation, a company having an office at Suite 1410, 800 West Pender Street, Vancouver, B.C., V6C 2V6

(herein called “Uranerz”)

OF THE SECOND PART

Whereas, Hartman has certain geological reports including uranium deposit maps and mineralization front locations, together with written data including project summary charts of ore grade quantity and quality data, similar to that data used to acquire West North Butte and Reno Creek project areas which Uranerz now holds title to, amounting to a total of some five million pounds U3O8; And

Whereas, this latest area is known as the Christensen Ranch area which competent, experienced geologists have estimated could hold up to 53.7 million pounds U3O8 in all categories covering in excess of some 10,000 acres and an estimated 85 miles of chemical redox fronts as explained and delineated in the report; And

Whereas, It is recognized that Areva holds approximately 212 claims in this area and has ownership to a portion of this stated resource; And

Whereas, Joe Hubert’s data file contains drill hole information on much of the area of interest; And

Whereas, Uranerz desires to increase its uranium resource position;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar ($1.00) of lawful money of U.S. currency now paid by Uranerz to Hartman (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

Hartman will submit the report, tables and maps to Uranerz and Uranerz will immediately begin an aggressive land acquisition program to stake the areas of interest that are not now held by Areva or others. (A recent search of the records reveals no other participants in this area at this time.)

As staking is completed Uranerz will:

(A) determine the measured and indicated uranium content by usual geological procedures of planimetering the ore outline and applying the chart average data contained in the report. This task will be completed by a competent experienced geologist (Kurt Brown, Al Burgland or equivalent). This was the method used at the Reno Creek area. Any mineralization held by third parties(Areva or others) by using the same planimeter method will be deducted from the total figure. Hartman reserves the right to have his own independent competent consultant perform the same study and the two totals will be averaged.

(B) in the case of front-only information, a flat fee will be paid to Hartman (as explained below) for each claim staked and registered which is not included in the claims included in the calculations in Item A above, and historical information indicates Reox front within these claims.

In exchange for the historic uranium mineralization information Uranerz agrees to pay Hartman and Hartman agrees to accept:

(A)Planimeter method: a sum of $0.40 (forty cents) for each measured and indicated pound staked, and ultimately owned by Uranerz, payable in shares of common stock of Uranerz Energy Corporation (the “URZ Shares”) as explained below; or

(B) Reox Front method: A fee of $750 for each claim registered with the Bureau of Land management (the “BLM”) which is not included in the calculations in Item A above, and historical information indicates the Reox front within the claims.

Payment for this geologic information and data (Items A and B above) will be made by Uranerz in the form of URZ Shares. For the calculation of URZ Shares payable, the value of the URZ Shares will be set at US$2.50 per URZ Share.

The URZ Shares will be issued to Hartman after confirmation by Uranerz that after staking of the claims, subject to the paramount title of the United States (but excepting those portions that may overlap adjacent fee lands), Uranerz is the sole and only owner of the claims; that each of the unpatented claims included in the staking has been validly located, filed and recorded in compliance with the laws of the State of Wyoming and of the United States as they relate to location and recordation of such claims including recording Affidavits and Notices of Intent to Hold with the appropriate County Recorder’s Office; that Uranerz has timely complied with all of the filing provisions of the Federal Land Policy and Management Act as they pertain to the unpatented claims included within the staked claims and that said claims are valid and subsisting mining claims.

The URZ Shares issued to Hartman shall have a registration right, such that the URZ Shares issued to Hartman shall be included in the next registration statement or next amendment to a registration statement that is being conducted by Uranerz. If the URZ Shares have not been registered and become eligible for re-sale by six months after the date that the URZ Shares were issued to Hartman, then Uranerz shall pay a penalty of an additional 10% of the number of URZ

Shares issued to Hartman.

As part of determining the amount of measured and indicated resource under provision (A) and the amount of redox trend to claim stake under provision (B), Uranerz will do an assessment as to the recoverability of uranium of these areas as related to the water table of the mineralized sandstone aquifer and the surface topography during the initial 30 day NOITL period. Subject to a confidentiality agreement, consultants may be utilized to aide with the aforementioned assessment. At Uranerz' discretion, those areas where the mineralized aquifer is not water saturated, or the topography deemed too steep for economic and practical ISR mining will be excluded from this Agreement.

Notwithstanding the calculation of the number of shares payable to Hartman based on items A and B above, the maximum number of URZ Shares that shall be issued pursuant to this Agreement shall be 5,000,000 URZ Shares.

The issuing of any URZ Shares may be subject to regulatory approval, including the approval of the American Stock Exchange.

Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the day and year first above written.

Agreed _____________________________________
                      George Hartman

Agreed_____________________________________
                      Uranerz Energy Corporation